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                                                                       Exhibit 2

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of the       day of
                                                                  -----
July, 2003, by and between All American Companies, Inc., a Delaware corporation (the "Purchaser") and the individuals set forth on Schedule 1.4 hereto (the "Selling Stockholders").

                                    RECITALS

     Whereas. Mark Mendelson ("Mendelson") owns 3,551,877 shares of common stock ("Common Stock") of First Chesapeake Financial Corp., a Virginia corporation (the "Company"); and

     Whereas, Mark Glatz ("Glatz") owns 897,832 shares of Common Stock; and

     Whereas, Mendelson and Glatz constitute all of the Selling Stockholders;
and

     Whereas, the Selling Stockholders desire to sell and Purchaser desires to purchase an aggregate of 3,674,709 shares of the Company's Common Stock for the purchase price set forth below; and

     Whereas, immediately after the Closing, Mendelson shall retain 700,000 shares of Common Stock and options to purchase an additional 1,400,000 shares of Common Stock and Glatz shall retain 75,000 shares of Common Stock and options to purchase an additional 600,000 shares of Common Stock.

                                    AGREEMENT

     NOW THEREFORE, in consideration of the foregoing and mutual promises, covenants, representations, warranties and agreements herein contained, and intending to be legally bound, Company and Purchaser agree as follows:

     The above Recitals are true and accurate and are to be made a part of this Agreement.

                          ARTICLE 1. PURCHASE AND SALE

     Section 1.1 Purchase and Sale.

          At the Closing (as defined below), in consideration of the Purchase Price, as defined below, being paid by Purchaser to the Selling Stockholders, as well as the other undertakings of the Purchaser hereunder, the Selling Stockholders shall sell to the Purchaser, and the Purchaser shall purchase from the Selling Stockholders an aggregate of 3,674,709 shares (the "Existing Shares") of Common Stock currently held by the Selling Stockholders in the amounts set forth in Schedule 1.1 attached hereto.

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     Section 1.2 Purchase Price.

          The Purchaser, in consideration of the undertakings of the Selling Stockholders herein, shall pay to the Selling Stockholders the sum of $740,000 (the" Purchase Price") payable as follows:

          (a) $239,000.00 payable at Closing in immediately available funds, of which $200,000.00 shall be paid to Mendelson and $39,000.00 shall be paid to Glatz; and

          (b) $501,000.00 shall be paid to Mendelson and Glatz, in accordance with the terms and provisions of the Promissory Note ("Note"), of which a copy is attached hereto as Exhibit "A".

     Section 1.3 Release of Guaranty and Collateral.

     In consideration of the undertakings of the Selling Stockholders hereunder, the Purchaser agrees to obtain the release of the liens and security interests evidenced by the Personal Guaranty Documents as defined in and provided for in the Escrow Agreement of even date.

     Section 1.4 Lockup Agreements and Proxies

In consideration of the undertakings of the Purchaser herein, at the Closing each of the Selling Stockholders shall execute and deliver a lock-up agreement in substantially the form of Exhibit "C" hereto (collectively, the "Lock-up Agreements") covering the securities of the Company and the time periods set forth on Schedule 1.4 with respect to each such Selling Stockholder. In addition, the Selling Stockholders agree to obtain from Paul Dandridge, Pasquale Nestico, Bill Everslage and John Papandon ("Other Stockholders") lock-up agreements in substantially the form of the Lockup Agreement covering the securities of the Company and the time periods set forth on Schedule 1.4 with respect to each of the Other Stockholders.

     Section 1.5 Proxies.

     The Selling Stockholders shall execute and deliver a proxy in substantially the form of Exhibit "D" hereto with respect to an aggregate of 775,000 shares of Common Stock and, the shares of Common Stock issuable upon the exercise of any of the 2,000,000 options being retained by the Selling Stockholders as shown on
Schedule 1.4 (the "Proxy").

     Section 1.6 Cancellation of Selling Stockholders' Options

     In consideration of the undertakings of the Purchaser herein, the Selling Stockholders agree to terminate and cancel, in accordance with the terms of the Options Cancellation Agreement in substantially the form of Exhibit "B" hereto (the "Options Cancellation Agreement") , those options to purchase Common Stock set forth on Schedule 1.1 hereto. In addition, the Selling Stockholders agree to obtain from each of the Other Stockholders, with the exception of Bill Everslage, an executed counterpart signature page to the Options Cancellation Agreement evidencing such Other Stockholders agreement to cancel those options held by them as set forth Schedule 1.1 hereto.

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     Section 1.7. Closing.

               The closing (the "Closing") of the transactions contemplated
herein shall be held via facsimile no later than July   , 2003 (with hard copies
                                                      --
to follow via courier or overnight delivery service) or such other date and place as the parties hereto may agree. The date on which the Closing actually takes place is hereinafter referred to as the "Closing Date".

     Section 1.8 Closing Deliveries.

     (a) At the Closing:

          (i) each of the Selling Stockholders shall deliver certificates representing the Existing Shares held by such Selling Stockholder, duly endorsed for transfer to the Purchaser;

          (ii) Each party listed on Schedule 1.4, including the Selling Stockholders and Other stockholders shall execute and deliver a Lock-up Agreement in the form attached hereto as Exhibit "C";

          (iii) each of the Selling Stockholders shall execute and deliver the Proxies, in the form of Exhibit "D", duly executed;

          (iv) each of the parties listed on Schedule 1.4, including the Selling Stockholders and, Other Stockholders, with the exception of Bill Everslage, shall execute and deliver an Options Cancellation Agreement, in the form attached hereto as Exhibit "B";

          (v) each Selling Stockholder shall deliver to the Purchaser all other previously undelivered documents, instruments and writings required to be delivered by such Selling Stockholder to the Purchaser at or prior to the Closing pursuant to this Agreement or otherwise in connection herewith.

          (vi) the Selling Stockholders shall deliver the executed Forbearance and Consent Agreement in substantially the form of Exhibit "E" attached hereto (the "Forbearance and Consent Agreement).

     (b) At the Closing, the Purchaser shall deliver:

          (i) to each Selling Stockholder, the amounts provided on Schedule 1.1 with respect to such Selling Stockholder by wire transfer of immediately available funds and by delivery of the Note; and

          (ii) to the Selling Stockholders, all other previously undelivered documents, instruments and writings required to be delivered by the Purchaser at or prior to the Closing pursuant to this Agreement or otherwise in connection herewith.

     (c) Pursuant to the terms of the Escrow Agreement attached hereto as Exhibit "F" ("Escrow Agreement"), the Existing Shares, the Note, the Options Cancellation Agreement, The Lock Up Agreement, and the Proxies shall be delivered to Klehr, Harrison Harvey,

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Branzburg & Ellers, LLP ("Escrow Agent") to be held in escrow pursuant to the terms of the Escrow Agreement .

                   ARTICLE II. REPRESENTATIONS AND WARRANTIES

                           OF THE SELLING STOCKHOLDERS

     Each Selling Stockholder, severally, but not jointly, represents and warrants to the Purchaser, but only to the extend such statements are applicable to such Selling Stockholder, as of the date hereof as follows:

     Section 2.1 Authority.

          Each Selling Stockholder has all necessary capacity, power and authority to enter into this Agreement and the other agreements contemplated herein to which he is a party, to carry out his obligations under this Agreement and the other agreements contemplated herein to which he is a party and to consummate the transactions contemplated by this Agreement and the other agreements contemplated herein to which he is a party. This Agreement has been and, upon execution, the other agreements contemplated herein to which such Selling Stockholder is a party shall have been, duly executed and delivered by such Selling Stockholder, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes and, upon execution, the other agreements contemplated herein to which such Selling Stockholder is a party will constitute, legal, valid and binding obligations of such Selling Stockholder, enforceable against him in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to the enforcement of creditors' rights and remedies or by other equitable principles of general application.

     Section 2.2. Ownership.

          As of Closing, such Selling Stockholder owns of record and beneficially, the Existing Shares set forth opposite his name on Schedule 1.1, free and clear of all liens, security interests, encumbrances, pledges, charges, claims, voting trusts, and restrictions of any nature whatsoever, except restrictions on transfer imposed by or pursuant to federal or state securities laws or state corporation laws and the security interest in favor of Royal Bank in certain of the Existing Shares. There are no agreements or commitments with respect to the disposition of any of the equity interest in the ownership of the Existing Shares of the Selling Shareholders or any proxy, voting trust or other agreement relating to the voting of the Existing Shares of the Selling Shareholders. Subject to the rights of Royal Bank, such Selling Stockholder has the full and unrestricted right, power and capacity to execute this Agreement and to consummate the transactions contemplated by this Agreement without the consent or approval of any other person. This Agreement has been duly executed and delivered by such Selling Stockholder and constitutes the legal, valid and binding obligation of each Selling Stockholder, enforceable against such Selling Stockholder in accordance with its terms.

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     Section 2.3. No Violation.

          Except as expressly contemplated by this Agreement and the other agreements entered into in connection herewith, neither the execution and delivery of this Agreement by such Selling Stockholder nor the performance by such Selling Stockholder of his obligations hereunder will (i) give rise to any lien or encumbrance on the Existing Shares or the Company's properties or assets or (ii) violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any court, administrative agency or governmental authority binding on such Selling Stockholder or any of his properties or assets.

     Section 2.4. Consents.

          No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or other party is required to be made or obtained by such Selling Stockholder in connection with the execution and delivery of this Agreement by such Selling Stockholder or the performance by such Selling Stockholder of his obligations hereunder, except the consent of Royal Bank which acquired Crusader Bank, permitting the issuance of New Shares to Purchaser, as more fully described below in Section 2.10.

     Section 2.5. Brokerage.

          There are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation (other than professional fees to lawyers, accountants or other consultants) in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Selling Stockholder.

     Section 2.6. Existing Shares Validly Issued, etc.

               The Existing Shares, all of which are owned beneficially and of record by the Selling Stockholders, have been duly authorized and validly issued, and no Existing Shares have been issued in violation of preemptive or similar rights. Other than specifically indicated otherwise in this Agreement, there are no outstanding subscriptions, options, puts, calls, agreements, understandings, claims, or other commitments or rights of any type relating to the issuance, sale or transfer by such Selling Stockholder of any Existing Shares or other ownership interests of such Selling Stockholder; and the Company has no obligation of any kind to issue any additional shares of Common Stock.

     Section 2.7 Stock Ownership through Affiliate

          Except as set forth on Schedule 1.4, such Selling Stockholder warrants and represents that he does not own any other shares of Company, other than the amount being sold to Purchaser and the amount being retained by such Selling Stockholder pursuant to the terms of the Lock-Up Agreement, which is specifically set forth on Schedules 1.1 and 1.4, either directly or indirectly through a family member, agent, representative, or an entity controlled and owned in any fashion by such Selling Stockholder (hereinafter referred to as "Affiliate Ownership of Shares"). If such Selling Stockholder has any shares of Common Stock, or options to purchase

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Common Stock, by means of Affiliate Ownership of Shares, the owner of those
Shares shall execute the Lock-Up Agreement. This Section 2.9 applies to Hampton Financial Services, Inc.

     Section 2.8 Shares Held by Royal Bank

          Selling Stockholders represent that certain of the Existing Shares are pledged and held as collateral by Royal Bank in accordance with the terms and provisions of the Lender's Consent, Pledge Agreement and Forbearance Agreement executed on February 5, 2001 and Business Loan Agreement executed on February 9, 1999 (collectively referred to as "Loan Documents"), for the purposes of repayment of a debt in the approximate amount of $1,200,000 (the "Loan") by the Company and Selling Stockholders represent that if the Loan is repaid in full within 90 days after Closing Date, Royal Bank shall release the Existing Shares to Purchaser.

          ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Selling Stockholders, as follows:

     Section 3.1. Corporate Organization.

          The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Purchaser has delivered to the Company complete and correct copies of its charter and bylaws, as in effect on the date hereof.

     Section 3.2. Authorization.

          The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance by the Purchaser of its obligations hereunder have been duly authorized by the Purchaser and no other corporate proceeding therefore on the part of the Purchaser or its stockholders is required. This Agreement has been duly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to the enforcement of creditors' rights and remedies or by other equitable principles of general application.

     Section 3.3. No Violation.

          Neither the execution and delivery of this Agreement by the Purchaser nor the performance by the Purchaser of its obligations hereunder will (i) conflict with or result in any breach of any provision of the Purchaser's charter or bylaws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any lien or encumbrance on the Purchaser's properties or assets or any right of termination, cancellation or acceleration under any of the terms or conditions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Purchaser is a party or by which its properties or assets may be bound, or (iii) violate any statute, law, rule,

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regulation, writ, injunction, judgment, order or decree of any court, administrative agency or governmental authority binding on the Purchaser or any of its properties or assets.

     Section 3.4. Consents.

          No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or other party is required to be made or obtained by the Purchaser in connection with the execution and delivery of this Agreement by the Purchaser or the performance by the Purchaser of its obligations hereunder.

     Section 3.5. Litigation, Orders.

          There are no claims, actions, suits, proceedings, investigations or inquiries pending before any court, arbitrator or governmental or regulatory official or office, or, to the knowledge of the Purchaser, threatened, against or affecting the Purchaser or questioning the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken by the Purchaser pursuant to this Agreement.

     Section 3.6. Brokerage.

          There are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation (other than professional fees to lawyers, accountants and other consultants) in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.

     Section 3.7. Securities.

          (a) Own Account. The Purchaser is purchasing the Existing Shares for its own account for investment only and not with a view to or for sale in connection with the distribution thereof.

          (b) Knowledge and Experience. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement and making an informed investment decision with respect thereto.

          (c) Accredited Investor. The Purchaser and each holder of an equity interest in the Purchaser is an "accredited investor" as such term is defined in Rule 501 promulgated under Regulation D of the Securities Act of 1933.

          (d) Due Diligence, The Purchaser has received and reviewed the risk factors provided by the Company, has reviewed the Company's filings with the Securities and Exchange Commission and has had the opportunity to ask questions and receive answers concerning the Company as well as the opportunity to obtain additional information necessary to verify the accuracy of information furnished in connection with the transactions contemplated by this Agreement that the Company possesses or can acquire without unreasonable effort or expense.

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          (e) Shares Not Registered. The Purchaser understands that the Existing
Shares have not been registered under the Securities Act of 1933 or any state securities laws, and may not be transferred unless subsequently registered or pursuant to an exemption from registration, and that a legend indicating such restrictions will be placed on the certificates representing the Securities.

                        ARTICLE IV. CONDITIONS TO CLOSING

     Section 4.1. Conditions to Purchaser's Obligations.

          The obligations of the Purchaser under this Agreement are subject to the satisfaction (or waiver), at or before the Closing, of each of the following conditions:

          (a) Representations and Warranties of the Selling Stockholders. The representations and warranties of the Selling Stockholders shall be true and correct in all material respects as of the date when made and as of the date of the Closing as though made at that time and the Selling Stockholders shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Selling Stockholders at or prior to the Closing.

          (b) No Proceeding or Litigation. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree that restrains or prohibits the consummation of any of the transactions contemplated hereby.

          (c) Agreements. The Lock-up Agreement, Options Cancellation Agreement, Escrow Agreement and the Proxies shall have been executed and delivered by each Selling Stockholder that is a party thereto and by all other parties other than the Purchaser.

          (d) Consents. The Selling Stockholders shall have obtained the written consents of all parties necessary for the execution and delivery by the Selling Stockholders of this Agreement and the performance by the Selling Stockholders of their obligations hereunder, including the Lender's Consent.

          (e) Share Certificates. Delivery to the Escrow Agent to hold pursuant to the terms of the Escrow Agreement the share certificates, duly endorsed for transfer, set forth in Schedule 1.1.

          (f) Options Cancellation Agreement. The execution and delivery to the Purchaser by the Other Stockholders, , with the exception of Bill Everslage, of the abandonment and cancellation of all outstanding and unexercised options previously granted to the Other Stockholders as shown on Schedule 1.1 in substantially the form of Exhibit "B" attached hereto.

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          (g) Lockup Agreements. The delivery to the Purchaser of the lockup
Agreements executed by the Other Stockholders as shown on Schedule 14 in substantially the form of Exhibit "C" attached hereto.

     Section 4.2. Conditions to the Selling Stockholders' Obligations.

          The obligations of the Selling Stockholders under this Agreement are subject to the satisfaction (or waiver), at or before the Closing, of each of the following conditions:

          (a) Representations and Warranties of the Purchaser. The representations and warranties of the Purchaser shall be true and correct in all material respects as of the date when made and as of the date of the Closing as though made at that time (except for representations and warranties that expressly relate to a different date) and the Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing.

          (b) No Proceeding or Litigation. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree that restrains or prohibits the consummation of any of the transactions contemplated hereby.

          (c) Consents. The Purchaser shall have obtained the written consents of all parties necessary for the execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of its obligations hereunder, including the Lender's Consent.

          (d) Escrow Agreement. The Escrow Agreement shall have been executed and the Existing Shares, the Note, the Options Cancellation Agreement, The Lock Up Agreements, and the Proxy shall be delivered to Escrow Agent to be held in escrow pursuant to the terms of the Escrow Agreement.

          (e) Purchase Price. The remaining balance of the cash portion of the Purchase Price shall have been wired transferred to the Company.

          (f) Forbearance and Consent Agreement. The Selling Stockholders shall have received a fully executed counterpart Forbearance and Consent Agreement.

                             ARTICLE V. TERMINATION

     Section 5.1. Termination of Agreement.

          This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual written consent of the Purchaser and the Selling Stockholders;

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          (b) by the Purchaser or the Selling Stockholders if the Closing shall not have been consummated on or before the date set forth herein, (or such later date as the Purchaser and the Selling Stockholders shall agree), provided that the right to terminate this Agreement under this Section 5.1(b) shall not be available to any party whose failure to fulfill any covenant or agreement under this Agreement or breach of a representation or warranty set forth herein has, in full or in material part, been the cause of or resulted in the failure of the Closing to occur on or before such date;

          (c) by the Purchaser or the Selling Stockholders, upon a material breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the other party, which breach has not been cured on or before two business days before the date referred to in Section 5.1(b).

     Section 5.2. Procedure Upon Termination.

          In the event of termination pursuant to Section 5.1, written notice thereof shall immediately be given by the terminating party to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by the parties; provided, however, that such termination shall not in any way limit or restrict the rights and remedies of the Selling Stockholders or the Purchaser against the other party that has materially breached this Agreement prior to the termination hereof.

                       ARTICLE VI. MUTUAL INDEMNIFICATION

     Section 6.1 Survival of representations, Warranties and Agreements.

               The representations and warranties of the Company contained in sections 4.1, 4,3, 4.5 and 4.9 and the representations and warranties of the Purchaser contained in Sections 5.1, 5.2, 5.5 and 5.6 shall survive the Closing Date. All other representations and warranties of the Company and the Purchaser contained herein shall survive the Closing and shall terminate two years after the Closing Date. Upon the termination of a representation or warranty in accordance with the foregoing, such representation or warranty shall have no further force or effect for any purpose under this Agreement, including Section
6.2 hereof; provided, however, that any representation or warranty in respect of which indemnity may be sought under Section 6.2, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 6.1 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. Except as may otherwise be agreed by the parties in writing, the election by any party to consummate the transactions contemplated by this Agreement, notwithstanding such party's actual knowledge of the inaccuracy of any representation or warranty contained herein, shall constitute a waiver by such party of any claim for indemnification arising out of the breach of such representation or warranty. As used in this Article any reference to a representation, warranty or covenant contained in any section of this Agreement shall include the schedule relating to such section.

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     Section 6.2 Indemnifications

          (a) By Selling Stockholders. Selling Stockholders shall indemnify Purchaser and its officers, directors, employees and agents and hold each of them harmless from and against any and all damages incurred by any of them in connection with, arising out of, or resulting from (i) any breach of any representation or warranty made by Company in this Agreement or (ii) any failure by Selling Stockholders to perform in a timely manner any agreement, covenant or obligation pursuant to this Agreement.

          (b) By Purchaser. Purchaser shall indemnify Selling Stockholders and hold each of them harmless from and against any and all damages incurred by any of them in connection with, arising out of, or resulting from (i) any breach of any representation or warranty made by Purchaser in this Agreement or (ii) any failure by Purchaser to perform in a timely manner any agreement, covenant or obligation of Purchaser pursuant to this Agreement.

          (c) Defense of Claims. If a claim for damages (a "Claim") is to be made by a party entitled to indemnification hereunder (the "Indemnified Party") against the party from whom indemnification is claimed (the "Indemnifying Party"), the Indemnified Party shall give written notice (a "Claim Notice") to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to damages for which indemnification may be sought under this Section 6.2. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the Indemnifying Party as promptly as practicable and in any event within ten business days after the service of the citation or summons. The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure. Notwithstanding the foregoing, a Claim Notice that relates to a representation or warranty that is subject to a survival period set forth in Section 6.1 must be made within such survival period, whether or not the Indemnifying Party is prejudiced by any failure to give the Claim Notice. To the extent then known by the Indemnifying Party, the Claim Notice shall describe in reasonable detail the nature of the Claim, including an estimate of the amount of damages that have been or may be suffered or incurred by the Indemnified Party attributable to such Claim, the basis of the Indemnified Party's request for indemnification under this Agreement and all information in the Indemnified Party's possession relating to such Claim. After receipt of such Claim Notice, the Indemnifying Party shall be entitled, if it so elects, at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action and (ii) to employ and engage attorneys of its own choice to handle and defend the same. If the Indemnifying Party fails to assume the defense of such Claim within ten business days after receipt of the Claim Notice, the Indemnified Party against which such Claim has been asserted will, upon delivering notice to such effect to the Indemnifying Party, have the right to undertake, at the Indemnifying Party's cost and expense, the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party. In the event the Indemnified Party assumes the defense of the Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. Notwithstanding the foregoing, the Indemnified Party shall be entitled to conduct its own defense at the cost and expense of the Indemnifying Party if the Indemnified Party

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establishes that the conduct of its defense by the Indemnifying Party would be reasonably likely to prejudice materially the Indemnified Party due to a conflict of interest between the Indemnified Party and the Indemnifying Party; and provided further that in any event the Indemnified Party may participate in such defense at its own expense.

          (d) Settlement. In the event that the Indemnified Party settles any Claim without the prior written consent of the Indemnifying Party, the Indemnifying Party shall have no further indemnification obligations under this
Section 6.2 with respect to such Claim; provided, however, that if the Indemnifying Party fails to defend or otherwise handle such Claim and it is subsequently determined that the Indemnifying Party is or was obligated to defend or indemnify the Indemnified Party with respect to such Claim, then the Indemnifying Party shall remain obligated with respect to such settlement amount. If the Indemnifying Party shall control the defense of any such Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, before entering into any settlement of a Claim or ceasing to defend such Claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief shall be imposed against the Indemnified Party or if such settlement or cessation does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such Claim with prejudice. In the event that the Indemnifying Party proposes a settlement to any Claim satisfactory to the party instituting such Claim, and the Indemnified Party withholds its consent to such settlement, and thereafter a final judgment is entered against the Indemnifying Party or the Indemnified Party pursuant to which Damages exceed the amount of the proposed settlement, then in such case the Indemnifying Party shall have no obligation to indemnify the Indemnified Party under this Section 6.2 against and in respect of the amount by which the Damages resulting from such final judgment exceed the amount of the proposed settlement.

          (e) Mitigation. Each Indemnified Party shall have an obligation to mitigate damages under this Agreement, and to that end each party shall use its reasonable efforts and shall consult and cooperate with each other with a view towards mitigating Damages that may give rise for indemnification under this
Section 6.2.

          (f) Cooperation. In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Closing, the parties hereto agree to cooperate and use reasonable efforts to defend vigorously against and respond thereto and make available to each other such personnel, witnesses, books, record, documents or other information within its control that are necessary or appropriate for such defense except for trade secrets and such items which may not be made available pursuant to a Court Order; provided, however, that subject to Section 6.2(c), the Indemnifying Party shall reimburse the Indemnified Party, for its out-of-pocket expenses incurred in connection therewith.

          (g) Limitation. The rights of an Indemnified Party to indemnification under this Section are subject to the following limitations:

          (i) The maximum amount any party can recover as damages as a result of being indemnified under Section 6.2(a) or 6.2(b) herein, shall be limited, in the aggregate, to $740,000.00.

          (ii) Neither party hereto shall have any liability to the other party under Section 6.2(a) or 6.2(b) herein, unless and until the aggregate amount of damages incurred by the indemnified party exceeds $7,400.00 and thereafter only to the extent that such damages exceed $7,400.00.

     Section 6.3 Insurance Proceeds.

          With respect to any Claim required to be indemnified pursuant to this Agreement, so long as the Indemnifying Party has complied with its indemnification obligations on such Claim, (i) to the extent available, the Indemnified Party shall assign to the Indemnifying Party any applicable proceeds under any insurance policy which covers the matter which is the subject of the indemnification (but only to the extent of indemnification actually paid by the Indemnifying Party) and shall take reasonable steps to insure that the Indemnifying Party obtains the benefits of such policy, including providing any notices as required under such policy and (ii) if the Indemnified Party receives insurance proceeds with respect to any damages paid by the Indemnifying Party, then the Indemnified Party shall reimburse the Indemnifying Party in an amount equivalent to such proceeds up to the amount actually paid by the Indemnifying Party.

     Section 6.4 Exclusive Remedy.

          The rights of Purchaser under Section 6.2 shall be the exclusive remedy of Purchaser with respect to claims based upon a breach or alleged breach of the representations, warranties and covenants of the Selling Stockholders contained herein. The rights of the Selling Stockholders under Section 6.2 shall be the exclusive remedy of the Selling Stockholders with respect to claims based upon a breach or alleged breach of the representations, warranties and covenants of Purchaser contained herein. Except as expressly set forth in this Agreement, the Selling Stockholders have not made any representations or warranties, express or implied, in connection with the transactions contemplated by this Agreement.

     Section 6.5 No Right to Set-Off.

          Notwithstanding any other provision of this Agreement, neither party shall have a right to off set payments, services or benefits due to the other party against damages actually or allegedly incurred by the first party.

                           ARTICLE VII. MISCELLANEOUS

     Section 7.1. Consents; Approvals; Efforts to Close.

          During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the parties hereto shall cooperate in good faith and shall use commercially reasonable efforts to obtain all consents necessary and to take, or cause to be taken, all actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

     Section 7.2. Amendments, Waivers and Consents.

          No provision hereof may be waived except by a written instrument signed by the party so waiving such provision; provided however that (i) if the Closing occurs, each of the conditions set forth in Article IV shall be deemed to have been complied with or waived and (ii) any provision hereof may be waived on behalf of all of the Selling Stockholders by a written instrument signed by the Selling Stockholders as of the date of this Agreement. This Agreement may not be amended except by a written instrument duly executed by the Purchaser and the Selling Stockholders as of the date of this Agreement; provided however that any amendment that adversely and disproportionately affects any Selling Stockholder shall require the written consent of the Selling Stockholder so affected.

     Section 7.3. Survival of Warranties.

          The representations and warranties of the Selling Stockholders and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of two years from the Closing Date.

     Section 7.4. Governing Law; Jurisdiction; Venue.

          This Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of laws principles, and any and all actions shall be brought in the State of Delaware. To the extent permitted by law, each party hereby expressly submits and consents in advance to such exclusive jurisdiction in any such action or proceeding and agrees that service of such summons and complaint or other process or papers may be made by registered or certified mail addressed to such party at the address to which notices are to be sent pursuant to this Agreement. The exclusive choice of forum set forth in this Section shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action to enforce the same in any other appropriate jurisdiction.

     Section 7.5. Section Headings.

          The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction or interpretation of any provision hereof.

     Section 7.6. Counterparts.

          This Agreement may be executed by facsimile and in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

     Section 7.7. Notices and Demands.

          Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered by hand, telecopy, or nationally recognized overnight courier, or five days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, to the following addresses:

If to Selling Stockholders:                       With copy to:

Mark Glatz
                                             -----------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                            Attn:
--------------------------------------------------------------------------------
Facsimile:                                  Facsimile:
--------------------------------------------------------------------------------

Mark Mendelson
                                            ------------------------------------

--------------------------------------------------------------------------------
                                            Attn:
--------------------------------------------------------------------------------
Facsimile:                                  Facsimile:
--------------------------------------------------------------------------------

If to Purchaser:                            With copy to:

All American Companies, Inc.                Hatch & Doty, P.A.
999 Yamato Road, Suite 100                  1701 Highway A1A, Suite 220
Boca Raton, Florida 33431                   Vero Beach, Florida 32963
Attn: Tony Sharma                           Attn: Ira C. Hatch, Esq.
Facsimile: 561-862-0135                     Facsimile: 772-234-8299

or at any other address designated in writing by such party in accordance with the provisions of this Section 7.7.

     Section 7.8. Severability.

          If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     Section 7.9. Integration.

          This Agreement, including the exhibits, documents and instruments referred to herein or therein, constitutes the entire agreement, and supersedes any other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     Section 7.10. Binding Effect; Assignment.

     This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the Parties and their respective heirs, personal representatives, successors, and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be transferred or assigned by any of the Parties without the prior written consent of the other Parties.

          IN WITNESS WHEREOF, the undersigned have executed and delivered this Stock Purchase Agreement as of the day and year first above written.

Purchaser: All American Companies, Inc.


By:
   -------------------------------------
   Name: Tony Sharma
   Title: President


Selling Shareholder:                        Selling Shareholder:


By:                                         By:
   --------------------------------------      ---------------------------------
   Mark Mendelson                              Mark Glatz

     Schedule 1.1 -Table of Stockholder Transactions

                         Number of
                         Existing                                             Amount
 Selling Stockholder   Shares to be     Number of       Total     Amount     Due Under
     or Other             Sold to     Options to be    Amount     Due at    Promissory
     Stockholder         Purchaser      Abandoned        Due      Closing      Notes
--------------------   ------------   -------------   --------   --------   ----------
Mark Glatz                 822,832      270,000       $360,000   $ 39,000    $321,000

Mark Mendelson           2,851,877          -0-       $380,000   $200,000    $180,000

Paul Dandridge                 -0-       55,000       $    -0-   $    -0-    $    -0-

Pasquale Nestico               -0-       40,000       $    -0-   $    -0-    $    -0-

John Papandon                  -0-       88,000       $    -0-   $    -0-    $    -0-
                         ---------      -------       --------   --------    --------
Totals:                  3,674,709      453,000       $740,000   $239,000    $501,000
                           Shares        Option

                        Schedule 1.4 - Lock-Up Agreements

                                                   Portion of Stock Released from Lock-Up
                                                   --------------------------------------
                         Amount of Share                        Following          Following
                           Equivalents         Immediately        First             Second
                       Initially Subject to        at         Anniversary of    Anniversary of
Stockholder                  Lock up*            Closing        Closing**          Closing**
--------------------   --------------------   ------------   ---------------   ----------------
Mark Mendelson         700,000 Shares and     33% of Total    33% of Total      34% of Total
                       1,400,000 Options,
                       collectively

Mark Glatz             75,000 Shares and      33% of Total    33% of Total      34% of Total
                       600,000 Options,
                       collectively

Bill Everslage         239,993 Shares         33% of Total    33% of Total      34% of Total
                       and Equivalents

John Papandon          80,000 Shares          33% of Total    33% of Total      34% of Total
                       and Equivalents

Pasquale Nestico       83,334 Shares          33% of Total    33% of Total      34% of Total
                       and Equivalents

Paul  Dandridge        30,000 Shares          33% of Total    33% of Total      34% of Total
                       and Equivalents

*Includes shares of common stock issuable upon exercise of option.
**Plus any prior year's share equivalents not previously sold or transferred.

                     Exhibit A to Stock Purchase Agreement
                                 PROMISSORY NOTE

                                 To be attached

                      Exhibit B to Stock Purchase Agreement

                         OPTIONS CANCELLATION AGREEMENT
                                 To be attached

               Exhibit C to Stock and Options Purchase Agreement

                               LOCK-UP AGREEMENT
                                 To be attached

                     Exhibit D to Stock Purchase Agreement
                               IRREVOCABLE PROXY

                                 To be attached

                     Exhibit E to Stock Purchase Agreement
                       FOREBEARANCE AND CONSENT AGREEMENT

                                 To be attached

                     Exhibit F to Stock Purchase Agreement
                                ESCROW AGREEMENT

                                 To be attached